CAPITAL
SOUTHWEST
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      CAPITAL SOUTHWEST TO PURSUE STRATEGIC ALTERNATIVES FOR LIFEMARK GROUP


DALLAS - November 4, 2008 - Capital Southwest Corporation (Nasdaq: CSWC) announced today that it has retained Raymond James & Associates as its financial advisor to explore various strategic alternatives for its wholly-owned portfolio company, Lifemark Group, including a potential recapitalization or sale of Lifemark. Capital Southwest has owned Lifemark Group since 1969.

Lifemark Group, based in Hayward, California, owns and operates cemeteries, funeral homes, mausoleums and mortuaries. Its operations, all of which are in California, include properties in San Mateo, Oakland, Hayward and Sacramento. For the fiscal year ended March 31, 2008, Lifemark reported revenues of $29.7 million. The company has recently completed a significant capital expenditure program at its Skylawn Memorial Park cemetery in San Mateo, including the addition of a significant new funeral home at that location.

Gary Martin, chairman and president of Capital Southwest, commented that "Lifemark operates some of the most distinctive and best-known properties in America. Its management team has operated and grown this business considerably over time with minimal oversight from Capital Southwest."

Capital Southwest's current investment criteria emphasize investments in rapidly growing private companies with outstanding management; $0 to $10 million of EBITDA; and the potential to grow revenues at 20% or more per year.

Capital Southwest does not intend to comment further on the possible recapitalization or sale of Lifemark Group unless and until a definitive agreement for a transaction has been reached, or a determination is made not to pursue such a transaction. There can be no assurance as to whether Capital Southwest will enter into or consummate a transaction as a result of this process.

About Capital Southwest Corporation
-----------------------------------
Capital Southwest is a Dallas-based business development company that provides patient equity capital to exceptional businesses. As a public company, Capital Southwest has the flexibility to hold investments indefinitely, which has provided its portfolio company managers a stable ownership platform since its founding in 1961. For more information about Capital Southwest, visit the company's website at www.capitalsouthwest.com.

Contact: Gary L. Martin or Tracy L. Morris
                  972-233-8242

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